UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  September 12, 2005

PRECIS, INC.

(Name of business issuer in its Charter)

OKLAHOMA	001-15667	73-1494382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2040 North Highway 360
Grand Prairie, Texas 75050

(Address of principal executive offices)

(866) 578-1665

(Issuer’s telephone number)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of registrant under any of the following provisions (See General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PRECIS, INC.

Fork 8-K

Current Report

Table of Contents

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 9.01	Exhibits

Signature

Item 5.02                                              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d)                                 Precis, Inc. (the “Company”) announced today that Russell Cleveland, CFA, has agreed to serve as a Director of the Company.  The Board of Directors of the Company will determine at its next meeting, the committee or committees of the Board on which Mr. Cleveland will serve, but it is expected that he will serve on the Audit Committee.  Prior to Mr. Cleveland accepting the invitation to serve as a Director, the Board of Directors of the Company had increased the number of members of the Board of Directors from six to seven.

Mr. Cleveland, 66, is the Founder, President, and CEO of RENN and Renaissance III, privately held investment companies.  He has held these positions since 1972.  Mr. Cleveland has 40 years experience in the investment business, of which 31 years has been spent as a portfolio manager specializing in the investment of common stocks and convertibles of small private and publicly traded companies.  A graduate of Wharton School of Business, Mr. Cleveland has served as President of the Dallas Association of Investment Analysts and, during the course of his career, has served on numerous boards of directors of public and private companies.  Mr. Cleveland currently serves on the Boards of Directors of Renaissance III, RUSGIT, BFS, Cover-All Technologies, Inc., CaminoSoft Corp., Digital Recorders, Inc., Integrated Security Systems, Inc. and Tutogen Medical, Inc., all of which are publicly traded companies.  Mr. Cleveland has appeared numerious times as a small cap analyst on CNBC and has been quoted in The Wall Street Journal and Barron’s.

Item 9.01                                            Exhibits

Exhibit 99.1:                               Press Release issued by the Company, dated September 12, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECIS, INC.

By:	/s/ Frank Apodaca

Frank Apodaca
President

Dated: September 12, 2005